CONFIRMING STATEMENT

This statement confirms that the undersigned, Jean L. Wojtowicz, has authorized and designated, Jennifer Mainord, Melanie Bowling, and Jacob Burkett, to execute and file on the undersigned's behalf, all Form 3, 4, 5 and 144 (including amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of First Merchants Corporation. The authority of Jennifer Mainord, Melanie Bowling, and Jacob Burkett under this statement shall continue until the undersigned is no longer required to file Form 3, 4, 5, and 144 with regard to the undersigned ownership or transactions in securities of First Merchants Corporation, unless earlier revoked in writing. The undersigned acknowledges Jennifer Mainord, Melanie Bowling, and Jacob Burkett are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Jean Wojtowicz

Jean L. Wojtowicz

12/11/23

Date: